Exhibit 10.1

July 10, 2025

Eric Batill

Dear Eric,

On behalf of ChargePoint, Inc. (the “Company”), I am pleased to offer you the full-time position of General Counsel and Corporate Secretary reporting directly to me. It is expected that you will be working out of our Campbell office, unless you are traveling on company business. As explained in more detail below, your employment is contingent upon your assent to the terms and conditions set forth in this letter. If, after careful review, the terms discussed below are acceptable to you, please sign this offer letter where indicated and return to us.

1.Compensation
a. Salary. You will be eligible to earn an initial annualized salary of $400,000 per year, paid on a semi-monthly basis, less applicable withholdings and deductions, in accordance with the Company’s regular payroll processes and policies.
b.Bonus. In addition, you will be eligible for participation in the Company’s executive bonus program for each fiscal year, which runs from February 1 through January 31. Currently, the executive bonus program is based upon the Company’s execution relative to our Annual Operating Plan and progress towards achievement of our annual corporate goals. Your initial target bonus will be equal to 60% of your annual base salary, with the bonus for the fiscal year in which your new role and salary begins prorated, based on the number of days you are employed by the Company in that capacity during that fiscal year. A significant purpose of the executive bonus program is employee retention. This means that in order to earn the bonus you must be employed by the Company at the time of payment of the bonus. The determinations of the Compensation and Organizational Development Committee (the “Compensation Committee”) of the Board of Directors of our parent, ChargePoint Holdings, Inc. (“Parent Board”) or its delegate with respect to you earning your bonus will be final and binding.

c.Incentive Stock Plan. We will recommend to the Compensation Committee that you be granted 1,200,000 restricted stock units (or RSUs), each representing the right to receive one share of our parent company’s common stock, subject to the capitalization provisions set forth in our parent company’s 2021 Equity Incentive Plan. For the avoidance of doubt, the share numbers referenced in this offer letter will be adjusted for the reverse stock split that is scheduled to be effective on July 28, 2025. The RSUs will be subject to vesting restrictions pursuant to the terms and conditions set forth in the applicable award agreement to be entered into between you and our parent company and our parent company’s 2021 Equity Incentive Plan.

By execution of this letter, you acknowledge that any equity award is subject to approval by the Parent Board or Compensation Committee and is not guaranteed.

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Exhibit 10.1

d.Severance. You shall be eligible to receive severance and other benefits in the event of an involuntary termination of employment, either before or after a Change in Control, in accordance with and pursuant to the Company’s Executive Severance Plan, as adopted by the Parent Board on February 29, 2024, as may be amended from time to time.

If you agree to the foregoing, please indicate your acceptance electronically by accepting this Offer Letter.

Sincerely,

/s/ Rick Wilmer

Rick Wilmer
President and Chief Executive Officer

Approved and Accepted:

/s/ Eric Batill
Eric Batill
cc: Employee File

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